Exhibit (e)(5)(ii)

NEUBERGER BERMAN EQUITY FUNDS

INSTITUTIONAL CLASS

DISTRIBUTION AGREEMENT

SCHEDULE A

The Series currently subject to this Agreement are as follows:

Neuberger Genesis Fund

Date: December 18, 2025